Exhibit 2.3

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P., AND

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

AS SELLERS,

AND

TPG PACE ENERGY PARENT LLC

AS PURCHASER

DATED AS OF MARCH 20, 2018

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

APPENDICES:

Appendix A	-	Definitions

EXHIBITS:

Exhibit A	-	Midstream System
Exhibit B	-	Forms of Transfer Agreement

SCHEDULES:

Schedule 1.1	-	Permitted Encumbrances
Schedule 2.3	-	Absence of Conflicts
Schedule 2.4	-	Sellers Liens
Schedule 3.2	-	Company Membership Interests
Schedule 3.3	-	Company Liens
Schedule 3.4(a)	-	Financial Statements of the Company
Schedule 3.4(c)	-	Accounts of the Company
Schedule 3.6	-	Conduct of Business
Schedule 3.7	-	Litigation
Schedule 3.10	-	Certain Contracts
Schedule 3.11	-	Sellers’ Broker Fees
Schedule 3.12	-	Affiliate Transactions
Schedule 3.13	-	Bank Accounts
Schedule 3.14	-	Environmental
Schedule 3.17(a)	-	Capital Projects
Schedule 3.17(b)	-	Approved Budget
Schedule 3.17(c)	-	Capital Commitments
Schedule 3.18	-	Midstream System Contracts
Schedule 3.19	-	Consents and Preferential Purchase Rights
Schedule 3.21	-	Credit Support
Schedule 3.22	-	Indebtedness
Schedule 3.23	-	Employee Matters
Schedule 3.24	-	Insurance
Schedule 3.25	-	Regulatory Status
Schedule 5.7	-	Purchaser’s Broker Fees
Schedule 7.3	-	Certain Changes
Schedule 12.17(a)(i)	-	Seller Knowledge Individuals
Schedule 12.17(a)(ii)	-	Purchaser Knowledge Individuals

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is executed as of this 20th day of March, 2018 (the “Execution Date”), and is by and among (i) ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P., a Delaware limited partnership (“EV XIV-A”), ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P., a Delaware limited partnership (“EV XIV-WIC”),and ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P., a Delaware limited partnership (“EV XIV-C,” together with EV XIV-A and EV XIV-WIC, the “Sellers” and each, individually, a “Seller”), on the one part, and (ii) TPG Pace Energy Parent LLC, a Delaware limited liability company (the “Purchaser”), on the other part. Each of the Sellers and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.    EV XIV-A owns 20.6314465% of the issued and outstanding limited liability company membership interests (the “EV XIV-A Units”) in IRONWOOD EAGLE FORD MIDSTREAM, LLC, a Texas limited liability company (the “Company”), and EV XIV-WIC owns 14.3685535% of the issued and outstanding limited liability company membership interests in the Company (the “EV XIV-WIC Units”). EV XIV-C may own certain rights (whether equitable, contractual, or otherwise) in and to potential distributions of Available Cash made by the Company to EV XIV-WIC in relation to the EV XIV-WIC Units (the “Net Distribution Rights”).

B.    The business of the Company (“Midstream Business”) is to provide hydrocarbon gathering, treating and compression services to producers in the Eagle Ford Shale and includes the ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, crude oil, condensate, natural gas and natural gas liquids gathering, processing, treating, compression, pumping, blending, storage, terminalling and transportation systems and pipelines, marketing of capacity on such gathering, processing, storage, and transportation systems and pipelines, buying and selling crude oil, condensate, natural gas and natural gas liquids, water handling and disposal, and all other midstream acts or midstream activities incidental or related to any of the foregoing.

C.    EV XIV-A and EV XIV-WIC desire to transfer to the Purchaser, and the Purchaser desires to acquire from EV XIV-A and EV XIV-WIC, respectively, the EV XIV-A Units and the EV XIV-WIC Units (collectively, the “Units”), upon the terms and subject to the conditions set forth herein.

D.    EV XIV-C desires to relinquish the Net Distribution Rights to the Purchaser, the Purchaser desires to obtain the Net Distribution Rights, and EV XIV-C joins this Agreement for the sole purpose of relinquishing the Net Distribution Rights to Purchaser.

E.    Concurrently with the execution of this Agreement, (1) Purchaser, Sellers, TPG PACE ENERGY HOLDINGS CORP., ENERVEST ENERGY INSTITUTIONAL FUND XIV-2A, L.P., and ENERVEST ENERGY INSTITUTIONAL FUND XIV-3A, L.P. are entering into that certain Contribution and Merger Agreement (the “South Texas CA,” and the transactions contemplated thereby, the “South Texas Transaction”); and (2) Purchaser, EnerVest Energy Institutional Fund XI-A, L.P,

EnerVest Energy Institutional Fund XI-WI, L.P., EnerVest Wachovia Co-Investment Partnership, L.P. and EnerVest Holding, L.P. are entering into that certain Purchase and Sale Agreement (the “Giddings PSA,” and the transactions contemplated thereby, the “Giddings Transaction”).

F.    Capitalized terms used but not otherwise defined elsewhere in this Agreement have the meaning given to such terms in Appendix A.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

ARTICLE 1

ACQUISITION

Section 1.1    Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall acquire and accept from the Sellers, the Units and the Net Distribution Rights, in consideration for which, at the Closing, the Purchaser will pay to the Sellers an aggregate amount in cash equal to Twenty-five Million Dollars ($25,000,000) (the “Purchase Price”), less any adjustment pursuant to Section 1.2 (as adjusted, the “Closing Payment”), by wire transfer of Dollars in immediately available funds to the account or accounts designated by the Sellers to Purchaser in writing at least two (2) Business Days prior to the Closing Date. The transaction contemplated by this Section 1.1 is sometimes herein referred to as the “Units Purchase.”

Section 1.2    Adjustments to the Purchase Price. The Purchase Price shall be adjusted downwards by an amount equal to the aggregate amount distributed by the Company to any of the Sellers at or after the Effective Time and prior to the Closing (the “Subject Distributions”). Notwithstanding anything to the contrary in this Agreement, there shall be no adjustments to the Purchase Price in respect of amounts contributed to the Company by (or on behalf of) Sellers at or after the Effective Time and prior to the Closing (the “Subject Contributions”).

Section 1.3    Purchase Price Allocation.

(a)    The Parties shall use commercially reasonable efforts to agree to an allocation of the adjusted Purchase Price, the consideration under the South Texas CA, and any other items properly treated as consideration for U.S. federal income Tax purposes among the assets of the Company and the assets transferred pursuant to the South Texas CA in a manner consistent with, as applicable, the principles of Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder, within thirty (30) days after the date that the Final Settlement Statement (as defined in the South Texas CA) is finally determined pursuant to Section 3.4 of the South Texas CA (or if applicable, Section 3.5 of the South Texas CA). If the Parties do not reach an agreement with respect to such an allocation, the Parties shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to the Parties with respect to the allocation. The allocation agreed to by the Parties or determined by the Independent Accounting Firm shall become the final allocation (the “Allocation”). The Parties (a) shall use commercially reasonable efforts to update the Allocation in a manner consistent with, as applicable, the principles of Sections 755 and 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, (b) shall cause, within the Parties’ ability under the Company Agreement, the Company to report the values of the Company assets, for purposes of Section 755 of the Code, consistently with the Allocation, and (c) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, and no Party shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceeding in connection with such allocation.

(b)    As set forth in the Recitals to this Agreement, the Purchaser and Sellers, along with other parties, are entering into the South Texas CA concurrently with the execution of this Agreement. The Parties acknowledge and agree that the acquisition of the Units pursuant to this Agreement and the South Texas Transaction will be treated as part of a single transaction for U.S. federal income tax purposes and that the tax characterization described in Section 3.7(a) of the South Texas CA will apply. The allocation set forth in Section 1.3(a) of this Agreement and the allocation set forth in Section 3.7(c) of the South Texas CA will be prepared jointly in a manner reflective of such characterization.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as follows as of the Execution Date and as of the Closing Date:

Section 2.1    Organization and Power. It (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite limited liability company or corporate power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and owned by it, including the Units.

Section 2.2    Authority Relative to this Agreement. It has all requisite corporate or limited liability company power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby, including the Units Purchase. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by such Seller as contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Units Purchase, have been duly and validly authorized by all requisite action on the part of such Seller. This Agreement and the other instruments and agreements to be executed and delivered by such Seller as contemplated hereby have been duly and validly executed and delivered by such Seller, and, assuming this Agreement and the other agreements to be executed and delivered by the Purchaser as contemplated hereby have been duly authorized, executed and delivered by the Purchaser, constitute valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the other agreements to be executed and delivered by such Seller as contemplated hereby, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3    Absence of Conflicts. Except as set forth in Schedule 2.3, neither the execution and delivery of this Agreement by such Seller nor the other agreements to be executed and delivered by such Seller as contemplated hereby nor the consummation by such Seller of the transactions contemplated hereby and thereby, including the Units Purchase, will (a) conflict with or result in any breach of any provision of such Seller’s Organizational Documents or the Organizational Documents of the Company, as each as in effect as of the Execution Date and as of the Closing Date, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any note, bond, mortgage, permit, lease, indenture, license, contract, agreement or other instrument or obligation (whether written or oral) (each, including all amendments thereto, a “Contract”) to which such Seller or, to the knowledge of such Seller, the Company is a party or by which such Seller or, to the knowledge of such Seller, the Company or any of their respective properties or assets are bound, (c) violate any Law applicable to such Seller or, to the knowledge of such Seller, the Company or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority that has not been made or obtained, except in the case of clause (b) of this Section 2.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated hereby or result in a Company Material Adverse Effect.

Section 2.4    Ownership of Units. Except as set forth in Schedule 2.4, the Units (whether, as the case may be, the EV XIV-A Units or the EV XIV-WIC Units) are owned of record and beneficially by such Seller free and clear of all liens, pledges, charges, claims, security interests or other encumbrances, whether consensual or otherwise (collectively, “Liens”), except for those created by applicable securities Laws or contained in the Company Agreement. The consummation of the Units Purchase will convey to the Purchaser good and valid title to the Units, free and clear of all Liens, except for those created by the Purchaser (if any) and upon such assignment and transfer to the Purchaser, and the Purchaser’s execution of the Amended and Restated LLC Agreement of the Company, the Purchaser will be the sole, lawful owner, beneficially and of record, of all of the Units, free and clear of all Liens, except for those created by the Purchaser, created by applicable securities Laws or contained in the Company Agreement; at Closing, Sellers will deliver a release of any pledge or Lien on the Units set forth on Schedule 2.4. No Seller is in default under any, or in material breach of any of the terms of, the Organizational Documents of the Company, and no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, has occurred that would become a default or event of default by any Seller under the Organizational Documents of the Company.

Section 2.5    International Trade Matters. The Sellers, and their respective officers, directors and employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither the Sellers, nor any of their respective officers, directors, or employees, are currently, or have been in the last three (3) years: (a) a Sanctioned Person; (b) organized, resident, or located in a Sanctioned Country; (c) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (d) to the knowledge of the Sellers, engaging in dealings with any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

Section 2.6    Anti-Corruption Matters. (a) The Sellers, and their respective officers, directors and employees, are currently, and have for the past three (3) years been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (b) except as would not have a Company Material Adverse Effect, neither the Sellers nor any of their respective officers, directors, or employees, has, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency or instrumentality thereof, or to any Person acting on behalf of such government, department, agency or instrumentality (“Government Official”), for the purpose of securing any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

Section 2.7    Patriot Act Compliance. None of the Sellers is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any Patriot Act Offense.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except for EV XIV-C (which does not join in the making of, and expressly disclaims all, representations and warranties set forth in this Article 3), each Seller hereby represents and warrants to the Purchaser as follows as of the Execution Date and as of the Closing Date:

Section 3.1    Organization and Power. The Company (a) is duly organized; validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite limited liability company power and authority to own; lease and operate all of its properties and assets currently owned, leased and operated by it and to carry on its business as it is now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material.

Section 3.2    Capitalization. The Units represent thirty-five percent (35%) of all of the issued and outstanding membership interests or other equity interests in the Company. The Units are validly issued, fully paid and non-assessable. As of the Closing, except for the Units and as set forth on Schedule 3.2, there are no limited liability company membership interests or other equity interests in the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the

Company to issue, transfer or sell any limited liability company membership interests or any other equity interests, or any agreements, arrangements or understandings granting any Person any rights in the Company similar to limited liability company membership interests or other equity interests.

Section 3.3    Equity Interests. Such Seller owns good and valid title to the EV XIV-A Units, in the case of EV XIV-A, and owns good and valid title to the EV XIV-WIC Units, in the case of EV XIV-WIC. To the knowledge of the Sellers, the Company does not own, directly or indirectly, any capital stock of or other equity interests in any Person and there are no outstanding rights, options, warrants, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other agreements pursuant to which the Company is, or may be, obligated, to sell, issue or acquire any shares of capital stock of or equity interests. To the knowledge of the Sellers, the Company operates and maintains the Midstream Business free and clear of all Liens, except for those created by applicable Laws, those contained in the Company Agreement, and except those liens set forth in Schedule 3.3.

Section 3.4    Financial Statements.

(a)    Schedule 3.4(a) sets forth the unaudited pro forma consolidated Balance Sheet of the Company as of December 31, 2017 (the “Balance Sheet”), and the related consolidated statements of operations and cash flow for the period ended December 31, 2017 (collectively, the “Financial Statements”). The Financial Statements, including the footnotes thereto, (i) except for such variances described therein, have been prepared in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and (ii) are consistent with the Books and Records of the Company and are true and correct.

(b)    Except for variances described therein, to the knowledge of the Sellers, the Balance Sheet fairly presents, in all material respects, the consolidated financial condition of the Company as of the date thereof and the related consolidated statements of operations and cash flows fairly present, in all material respects, the results of operations and cash flows of the Company and the changes in its financial condition for the periods indicated.

(c)    To the knowledge of the Sellers, all of the Company’s accounts and notes receivable on the Balance Sheet have arisen from bona fide sales transactions in the ordinary course of business and are legal, valid and binding obligations of the respective debtors. At the Closing, except as set forth on Schedule 3.4(c), no Person shall have any Lien on, valid set-off or counterclaim against any of the Company’s accounts or notes receivable and no request or Contract for any deduction or discount has been made or is contemplated with respect to any of the Company’s accounts or notes receivable. Except for the Subject Distributions (together with any corresponding distributions made to the other members of the Company in amounts not in excess of each such other member’s membership interest percentage in the Company), there has been no material adverse change since December 31, 2017 in the amount of accounts and notes receivable of the Company or the allowances or reserves with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

Section 3.5    Absence of Undisclosed Liabilities. To the knowledge of the Sellers, the Company has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Company, except for (a) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2017, and (b) liabilities and obligations of less than One Hundred Thousand Dollars ($100,000.00) individually and One Million Dollars ($1,000,000) in the aggregate.

Section 3.6    Conduct of Business.

(a)    Since December 31, 2017, except as contemplated by this Agreement or as set forth in Schedule 3.6, to the knowledge of the Sellers, except for the prepayment of accounts payable by the Company and except for the Subject Distributions (together with any corresponding distributions made to the other members of the Company in amounts not in excess of each such other member’s membership interest percentage in the Company), (i) the Midstream Business has been conducted in the ordinary course, consistent with past practice, and (ii) the Company has not taken any action that would conflict with any of the items enumerated in Section 7.3 had such provision been in effect during such period.

(b)    The Company does not conduct, and has never conducted, any business other than the Midstream Business.

Section 3.7    Litigation. Except as set forth in Schedule 3.7, to the knowledge of the Sellers, there is no action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or threatened by or before any court or Governmental Authority, (a) against, or that has been brought by, the Sellers, any of their respective Affiliates or the Company that relates to or that would reasonably be expected to adversely affect the Company, or (b) against the Sellers or the Company that would reasonably be likely to adversely affect, in any material respect, the transactions contemplated by this Agreement, including the consummation of the Units Purchase.

Section 3.8    Compliance with Law. To the knowledge of the Sellers, the Company has complied and is in compliance, and the Midstream Business is being conducted, and since its formation has been conducted, in compliance in all material respects, with applicable Law and any order, writ, injunction or decree of any court or Governmental Authority.

Section 3.9    Taxes.

(a)    Filing of Tax Returns and Payment of Taxes. To the knowledge of the Sellers, (i) all Income Tax Returns and all other material Tax Returns required to be filed by the Company, have been duly and timely filed, (ii) all such Tax Returns filed by the Company are true, accurate and complete in all material respects, and (iii) all material Taxes of the Company (whether or not shown on any Tax Return) have been duly and timely paid in full.

(b)    Pending Proceedings. To the knowledge of the Sellers, there is no action, suit, proceeding, audit, written claim or assessment now in progress, pending, proposed or threatened with respect to Taxes or with respect to any Tax Return of the Company.

(c)    Liens. To the knowledge of the Sellers, there are no Liens for Taxes upon the assets of the Company, except for Permitted Liens. There are no Liens for Taxes upon the Units.

(d)    Tax Classification. The Company does not have an election in effect to be treated as other than a partnership for U.S. federal Income Tax purposes pursuant to Treas. Reg. 301.7701-3, and, to the knowledge of the Sellers, no such election has been in effect at any time during the Company’s existence.

Section 3.10    Certain Contracts. Except for Contracts relating to the Midstream System and the Midstream System Interests (all of which are set forth on Schedule 3.18), to the knowledge of the Sellers, Schedule 3.10 sets forth a list of each Contract to which the Company is a party or by which assets are bound and which is material to the Company or its operation. Each Contract set forth (or required to be set forth) in Schedule 3.10 or Schedule 3.18 is a legal, valid and binding obligation against the Company (or any Person holding rights, assets or property for use by the Company), and, to the knowledge of the Sellers, each other party thereto, enforceable in accordance with its terms against the Company (or any Person holding rights, assets or property for use by the Company), and to the knowledge of the Sellers, each other party thereto and is in full force and effect, and each covenant of the Company (or any Person holding rights, assets or property for use by the Company) and, to the knowledge of the Sellers, of each other party thereto required to have been performed has been fully performed in all material respects; provided, however, that (a) the enforceability of each such Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of each such Contract, including, among other things, the remedies of specific performance and indemnity and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor, to the knowledge of the Sellers, any other party thereto is in default under any of the Contracts and no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company (or any Person holding rights, assets or property for use by the Company) or, to the knowledge of the Sellers, any other party thereto, with respect to any material term or provision of any such Contract. Prior to the Execution Date, to the Sellers’ knowledge, the Sellers have provided (or otherwise made available) to the Purchaser true, correct and complete copies of each Contract set forth in Schedule 3.10 or Schedule 3.18 and any and all material amendments, modifications and supplements thereto.

Section 3.11    Brokers’ Fees. Except as set forth on Schedule 3.11, no broker, investment banker, or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller for which the Purchaser or the Purchaser’s Affiliate shall have any responsibility.

Section 3.12    Affiliate Transactions. Schedule 3.12 sets forth Contracts and any liabilities or obligations between the Company, on the one hand, and any of the Sellers or any of their respective Affiliates, on the other hand.

Section 3.13    Bank Accounts and Powers of Attorney. To the knowledge of the Sellers, (a) set forth in Schedule 3.13 is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (ii) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof, and (b) the Purchaser has been provided with copies of all agreements or other writings evidencing such powers of attorney.

Section 3.14    Environmental. Except as set forth on Schedule 3.14:

(a)    To the knowledge of the Sellers (i) the Midstream System and the Midstream System Interests are and, during the Company’s period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from any of the Midstream System or the Midstream System Interests for which material remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b)    As of the Execution Date, (i) the Sellers have not, and to the knowledge of the Sellers, the Company has not, received from any Governmental Authority any written notice of material violation of, alleged violation of, or non-compliance with, any Environmental Law or otherwise asserting the existence of Environmental Liabilities with respect to the Midstream System or the Midstream System Interests other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Sellers or the Company have no further material obligations outstanding, and (ii) to the knowledge of the Sellers, neither the Company nor any of the Midstream System or Midstream System Interests is subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership or operation thereof imposing material ongoing obligations pursuant to Environmental Laws; and

(c)    Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of the Sellers or that are in the Sellers’ possession or control and that identify or address any material Environmental Defect affecting the Midstream System or Midstream System Interests have been made available for inspection by the Purchaser.

Section 3.15    Assets. To the knowledge of the Sellers (a) other than the Midstream System and the Midstream System Interests, the Company does not own or otherwise hold rights in or to any properties, securities, interests or other assets, (b) the Company has Defensible Title to the Midstream System in all material respects, and (c) the Midstream System is in good condition and repair (subject to normal wear and tear) in all material respects.

Section 3.16    Books and Records. To the knowledge of the Sellers (a) the books of account, minute books, share record books and other Books and Records of the Company, whether in writing, electronic or machine-readable form (collectively, the “Company Books”), are complete and correct in all material respects; (b) the Sellers have, prior to the Execution Date, delivered to the Purchaser true, correct and complete copies of the organizational documents of the Company, as amended and in effect on the date hereof, including all amendments thereto; and

(c) the minute books of the Company made available to the Purchaser, prior to the Execution Date, contain true, correct and complete records of all meetings and accurately reflect all other action of the equity holders and governing body of the Company.

Section 3.17    Projects; Capital Commitments; Approved Budget. To the knowledge of the Sellers:

(a)    Exhibit A describes the Midstream System as in existence as of the Effective Time. Schedule 3.17(a) sets forth (i) all material capital projects contemplated by the Company to be completed in connection with the construction or development of the Midstream System, and (ii) all material capital projects that have been approved by the board of the Company as of the Execution Date.

(b)    Attached as Schedule 3.17(b) is the budget of the Company as approved by the board of the Company as of the Execution Date (the “Approved Budget”).

(c)    Except as set forth on Schedule 3.17(c), as of the execution of this Agreement, there are no outstanding Authorities for Expenditure or other capital commitments to Third Parties that are binding on the Midstream System, and could reasonably be expected to require expenditures by the owner of such Midstream System after the execution of this Agreement in excess of One Hundred Thousand Dollars ($100,000.00).

Section 3.18    Contracts. The Contracts as set forth on Schedule 3.18 consist of and include all of the Company’s contracts, agreements and instruments binding on the Midstream System and the Midstream System Interests following the Closing.

Section 3.19    Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights. Except as set forth on Schedule 3.19, there is no Preferential Right, Specified Consent Requirement, Tag-Along Right or Drag-Along Right that may be applicable to the transactions contemplated by this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing.

Section 3.20    Midstream System Interests. To the knowledge of the Sellers, with respect to each Midstream System Interest owned or held by the Company, each such Midstream System Interest is valid and the Company is not in breach or default under any such Midstream System Interest in any material respect, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Midstream System Interest. There are no material gaps in the Midstream System Interests on which the Midstream System is located.

Section 3.21    Credit Support. Schedule 3.21 lists all bonds, letters of credit, guarantees and other credit support posted or entered into by any Seller or Sellers’ respective Affiliates with Governmental Authorities or any other Person with respect to or in connection with the ownership of the Units and that remains in effect (the “Credit Support”).

Section 3.22    Indebtedness. To the knowledge of the Sellers, except as set forth on Schedule 3.22, from the Effective Time to and including the Execution Date, the Company has had no and does not have any Indebtedness.

Section 3.23    Employees. To the knowledge of the Sellers, except as set forth on Schedule 3.23, (a) the Company does not have, and has never had, any employees or independent contractors; (b) the Company does not sponsor or maintain, and has never sponsored or maintained, any Employee Benefit Plan, and does not have any obligations or liabilities of any kind, including joint and several, contingent or secondary liabilities, to, based upon or arising out of any Employee Benefit Plan; and (c) the Company is not, and has never been, treated as a “single employer” with any other Person for purposes of Section 414 of the Code.

Section 3.24    Insurance. To the knowledge of the Sellers, set forth on Schedule 3.24 is a list of all insurance policies of the Company as of the Execution Date. To the knowledge of the Sellers, such insurance policies are valid and effective insurance policies as of the date hereof.

Section 3.25    Regulatory Status. To the knowledge of the Sellers, the Company does not have a tariff on file with the Federal Energy Regulatory Commission under either the Natural Gas Act of 1938, as amended, or the Interstate Commerce Act of 1887, as amended. Except as set forth on Schedule 3.25 the Company has not operated as a common carrier or acquired rights or interests via eminent domain or under the threat of eminent domain.

Section 3.26    Casualty Loss. To the knowledge of the Sellers, as of the Execution Date, there is no, and since the Effective Time there has been no, Casualty Loss affecting the Company or the Midstream System.

Section 3.27    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to the Sellers’ knowledge, threatened in writing against the Sellers or any of their general partners or against the Company. The Sellers and their general partners are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Units by the Sellers hereunder, and each Seller’s commitment to their respective obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by any Seller with actual intent to hinder, delay, or defraud any current or former creditors of any Seller or its general partner. The Sellers are receiving reasonably equivalent value and fair consideration for the Units transferred hereunder.

Section 3.28    Information Supplied. None of the information supplied or to be supplied by or on behalf of any Seller related to such Seller or any of its Affiliates or the Company or Units for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents, insofar as it relates to information supplied by or on behalf of any Seller related to such Seller or any of its Affiliates or the Company or Units for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE 4

DISCLAIMERS AND LIMITATIONS

Section 4.1    General Disclaimers.

(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATES OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), THE SELLERS (i) MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER BY THE SELLERS OR THEIR REPRESENTATIVES) WITH RESPECT TO THE MIDSTREAM BUSINESS, UNITS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY.

(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATES OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), WITHOUT LIMITING THE GENERALITY OF SECTION 4.1(a), THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO THE MIDSTREAM SYSTEM, ANY OF THE MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE MIDSTREAM BUSINESS, UNITS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY, (iii) ANY ESTIMATES OF THE VALUE OF THE UNITS, MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY OR FUTURE REVENUES GENERATED THEREBY, (iv) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE MIDSTREAM BUSINESS, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY OR (v) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED FOR IN THIS AGREEMENT, THE PURCHASER SHALL BE DEEMED TO BE OBTAINING (INDIRECTLY, THROUGH ITS ACQUISITION OF THE UNITS) THE EQUIPMENT AND OTHER TANGIBLE PROPERTY INCLUDED IN THE MIDSTREAM SYSTEM, IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT THE PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE PURCHASER DEEMS APPROPRIATE.

(c)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATE OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), SELLERS HAVE NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND EXCEPT FOR THE EXPRESS REMEDIES PROVIDED FOR IN THIS AGREEMENT, THE PURCHASER SHALL BE DEEMED TO BE TAKING (INDIRECTLY, THROUGH ITS ACQUISITION OF THE UNITS) THE MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS AND OTHER ASSETS OF THE COMPANY “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 4.2    Limitation. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN THE CERTIFICATES OF THE SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(a), THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED BY THE SELLERS AS TO THE UNITS, MIDSTREAM BUSINESS, THE MIDSTREAM SYSTEM, MIDSTREAM SYSTEM INTERESTS OR OTHER ASSETS OF THE COMPANY OR PROSPECTS THEREOF AND THE PURCHASER HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY THE SELLERS OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows as of the Execution Date and the Closing Date:

Section 5.1    Organization and Power. The Purchaser (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite entity power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2    Authority Relative to this Agreement. The Purchaser has the entity power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby and, subject to the receipt of the Stockholder Approval, to consummate the transactions contemplated hereby and thereby, including the Units Purchase. The execution and delivery of this Agreement and the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Units Purchase, have been duly and validly authorized by all requisite entity action on the part of the Purchaser. This Agreement and the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby have been duly and validly executed and delivered by the Purchaser and, assuming this Agreement and the other agreements to be executed and delivered by the Sellers as contemplated hereby have been duly authorized, executed and delivered by the Sellers, constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement and the other agreements to be executed and delivered by the Purchaser as contemplated hereby, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations. Subject to the receipt of the Stockholder Approval, neither the execution and delivery of this Agreement by the Purchaser nor the other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby nor the consummation by the Purchaser of the transactions contemplated hereby and thereby, including the Units Purchase, will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any note, bond, mortgage, permit, lease, indenture, license, contract, agreement or other instrument or obligation (whether written or oral) to which the Purchaser or any of its Affiliates is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to the Purchaser, any of its Affiliates or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority, except in the case of clause (b) of this Section 5.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4    SEC Compliance. The Purchaser is acquiring the Units for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Units. The Purchaser agrees that the Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Act”), and any applicable state securities Laws, except pursuant to an exemption from such registration under the Act and such Laws.

Section 5.5    Financing. Parent has delivered to the Purchaser a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide the Debt Financing. As of the Execution Date, the Debt Commitment Letter is in full force and effect (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) and constitutes the legal, valid, and binding obligation of any Subsidiary of Purchaser party thereto and, to the Knowledge of Purchaser, the other parties thereto. As of the Execution Date, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, assuming the satisfaction of the conditions precedent in Article VIII and Article IX, the accuracy of the Sellers’ representations and warranties set forth in Article IV and compliance by the Sellers with the covenants set forth in Section 7.11, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Debt Commitment Letter required to be satisfied by it.

Section 5.6    Litigation. There is no claim, action, suit, proceeding at law or in equity, governmental investigation, arbitration or administrative or other proceeding pending or, to the Purchaser’s actual knowledge, threatened by or before any court or Governmental Authority, against, or that has been brought by, the Purchaser or any of its Affiliates that would be reasonably likely to adversely affect, in any material respect, the transactions contemplated by this Agreement.

Section 5.7    Liability for Brokers’ Fees. Except as set forth on Schedule 5.7, no broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser for which the Sellers or their respective Affiliates shall have any responsibility.

Section 5.8    Independent Evaluation.

(a)    The Purchaser is knowledgeable of the oil and gas business (including the gathering, processing, treating, transportation and transmission segments thereof) and of the usual and customary practices of Persons involved in such business, including those in the areas where the Midstream System is located.

(b)    The Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Midstream Business as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Midstream Business, its value, operation and suitability.

(c)    In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser has relied solely on the basis of its own independent due diligence investigation of the Midstream Business and the terms and conditions of this Agreement, and has not relied on any other statements made, or materials provided, by or on behalf of Sellers.

Section 5.9    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to the Purchaser’s actual knowledge, threatened against the Purchaser.

Section 5.10    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents (other than with respect to information supplied by the Sellers or their for inclusion therein), will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE 6

TAX MATTERS

Section 6.1    Transfer Taxes. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation or other similar Taxes are incurred or imposed by reason of the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by the Purchaser. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties at least ten (10) days prior to the expected filing date for such Tax Returns.

Section 6.2    Assistance and Cooperation. The Parties agree that, after the Closing Date the Sellers shall use reasonable efforts to assist (and cause their respective Affiliates to reasonably assist) the Purchaser in preparing any Straddle Period Tax Returns, which shall be prepared consistent with past practice and, to the extent appropriate, Section 1.3.

Section 6.3    Maintenance of Tax-Related Books and Records and Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns of or relating to the Company and any audit, litigation, or other proceeding with respect to Taxes of or relating to the Company. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 6.4    Withholding. The Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to the Sellers such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law or pursuant to any other applicable Laws; provided, however, that the Purchaser shall provide at least ten (10) Business Days’ written notice to the Sellers if the Purchaser intends to withhold any amounts under this Section 6.4. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 6.5    Seller Income Taxes. Notwithstanding anything to the contrary in this Agreement, the Sellers shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on the Sellers, any of their direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1    Cooperation; Further Assurances.

(a)    Except to the extent the Parties’ obligations are specifically set forth elsewhere in this Agreement, the Parties shall cooperate fully with each other and shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable (including by using commercially reasonable efforts to cause, in the case of Sellers, the conditions set forth in Sections 8.1(a), 8.1(b), 8.1(d) and 8.1(f), and, in the case of Purchaser, the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(d) and 8.2(e) to be satisfied).

(b)    Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

Section 7.2    Public Announcements. Subject to compliance with applicable Law, the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.3    Certain Changes and Conduct of Business. From and after the date of this Agreement and until the Closing Date (or earlier termination of this Agreement pursuant to Article 10), EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company (except as required or permitted pursuant to the terms hereof) to conduct its business solely in the ordinary course consistent with past practices and, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed) or except as required by Law, EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to not permit the Company, except as required or permitted pursuant to the terms hereof or as set forth in Schedule 7.3, to:

(a)    make any material change in the conduct of its businesses and operations;

(b)    make any change in its Organizational Documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities;

(c)    (i) incur, assume or guarantee any Indebtedness, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof or (ii) issue any securities convertible or exchangeable for debt securities of the Company;

(d)    make any sale, assignment, transfer, abandonment or other conveyance of any of its material assets or any part thereof except for dispositions of inventory or of worn out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(e)    subject any of its assets, or any part thereof, to any Lien except Permitted Liens or such other Liens as may arise in the ordinary course of business consistent with past practices or by operation of law;

(f)    acquire any material assets or properties, except for inventory in the ordinary course of business consistent with past practices and capital expenditures consistent with the Approved Budget (as then in effect);

(g)    pay, loan or advance any amount to any of its Affiliates;

(h)    sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, (i) any Seller or any of its Affiliates or (ii) any Affiliates of the Company;

(i)    make any loan, advance or capital contribution to or investment in any Person;

(j)    enter into any amendment, modification, or termination of any contract, lease, or license to which the Company is a party, or by which any of its assets or properties are bound;

(k)    cancel, compromise, waive, release or settle any right, claim or lawsuit other than in the ordinary course of business consistent with past practices;

(l)    except as required by Law, modify in any material respect any insurance coverage in effect as of the date hereof, including, but not limited to, decreasing insured amounts, increasing deductibles of any insurance coverage or modifying the types of risk and liabilities insured against;

(m)    except, in each case, as would not be material (i) change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; (ii) make any settlement of or compromise any Tax liability; (iii) surrender any right to claim a refund of Taxes; or (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(n)    issue, sell or dispose of any equity interests of the Company or any options, warrants, calls, rights, convertible securities or other agreements or commitments to issue or sell any issued or unissued equity interests of the Company;

(o)    hire any employees;

(p)    engage in any new business outside of the Midstream Business;

(q)    amend the Approved Budget or approve a new budget; or

(r)    commit itself to do any of the foregoing.

Purchaser’s approval of any action restricted by this Section 7.3 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the Sellers’ notice) after the Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period. In the event of an emergency, the Sellers and the Company may take such action as a reasonably prudent operator of midstream assets would take in response to such emergency and shall notify the Purchaser of such action promptly thereafter.

Section 7.4    Access.

(a)    Prior to the Closing, the Sellers shall permit and EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company to permit the Purchaser, its Affiliates, and its and their respective officers, employees, agents, accountants, consultants, financing sources, attorneys and other authorized representatives (collectively, “Representatives”) after the date of execution of this Agreement to (i) have reasonable access, during regular business hours, to the assets, representatives, properties, Books and Records, businesses and operations relating to the Company as the Purchaser and its Representatives may reasonably request, (ii) inspect and make copies of Contracts, Books and Records and all other documents and information, from time to time, reasonably requested by the Purchaser and its Representatives, including financial, tax and operating documents and information and (iii) without limiting the foregoing, meet with designated employees and representatives of the Sellers as reasonably requested by the Purchaser and its Representatives. EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company to furnish to the Purchaser promptly upon request (A) all reasonably requested additional documents and information with respect to the affairs of the Company and (B) access, as the Purchaser and its Representatives may from time to time reasonably request, to the Company’s representatives, and shall instruct and use commercially reasonable efforts to cause the Company to instruct such representatives to provide reasonable cooperation to the Purchaser and its Representatives, and to provide such documents and information as the Purchaser and its Representatives may reasonably request. Upon written request by the Purchaser, EV XIV-A and EV XIV-WIC shall use commercially reasonable efforts to cause the Company to allow the Purchaser and its Representatives to conduct an environmental assessment of the assets comprising the Midstream Business, consisting of visual inspections and a compliance evaluation and records review relating thereto. The Purchaser shall provide the Sellers and the Company, as applicable, with at least forty-eight (48) hours’ written notice before the Purchaser or its Representatives accesses the items described above, along with a description of the activities the Purchaser or its Representatives intends to undertake.

(b)    The Purchaser acknowledges that, pursuant to its right of access to the Contracts and Books and Records, the Purchaser and its Representatives will become privy to confidential and other information of the Sellers or their respective Affiliates and the Purchaser shall ensure that such confidential information (but not including information that (i) is generally available to the public at such disclosure to the Purchaser or its Representatives or (ii) becomes generally available to the public at such disclosure other than as a result of disclosure by the Purchaser or its Representatives in violation of this Section 7.4(b)) shall be held confidential by the Purchaser and its Representatives in accordance with the terms of the Confidentiality Agreement; provided that the foregoing and the Confidentiality Agreement shall not restrict such disclosures to the extent (w) necessary for the Purchaser or its Affiliates to own the Units after the Closing, (x) necessary for the Purchaser to perform its obligations under this Agreement (including such disclosure to any investor of the Purchaser or its Affiliates), (y) required by applicable securities or other Laws, applicable rules of any stock exchange having jurisdiction over the Purchaser or its Affiliates or by a governmental order, decree, regulation, or rule, or (z) related to any dispute under or related to this Agreement or the transactions contemplated hereby. If Closing should occur, the foregoing confidentiality restriction on the Purchaser, including the Confidentiality Agreement, shall terminate as of the Closing. The Purchaser further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then the Purchaser shall continue to maintain as confidential and shall not disclose to any Third Party the results of any environmental assessment performed on the assets of the Company under Section 7.4(a) except as required by Law. If Closing should occur, notwithstanding termination of the Confidentiality Agreement, the Sellers shall maintain as confidential, shall not disclose to any Third Party and shall not use any of the Books and Records, except as required by Law or as provided in, or necessary to comply with its obligations under, the Transaction Documents.

(c)    In connection with the rights of access, inspection and review granted to the Purchaser under this Section 7.4, THE PURCHASER HEREBY DEFENDS, INDEMNIFIES AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS OF THE COMPANY AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY COSTS, EXPENSES, DAMAGES OR FIELD VISIT, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY THE PURCHASER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS OF THE COMPANY, EVEN IF SUCH COSTS, EXPENSES, DAMAGES, AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO THE DISCOVERY OF ANY CONDITION OF THE ASSETS OF THE COMPANY BY THE PURCHASER OR ITS REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF SUCH ASSETS (EXCEPT TO THE EXTENT EXACERBATED AS A RESULT OF SUCH ACCESS AND/OR INSPECTION).

Section 7.5    Insurance. The Parties acknowledge that each Seller maintains a program of property and liability insurance coverage for itself and its Affiliates. Such programs have been designed to achieve a coordinated risk-management package for each such Seller and all of its Affiliates. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to such Seller or its Affiliates (including the Company prior to the Closing) are herein referred to collectively as the “Seller Policies.” Subject to Section 7.7, it is understood and agreed by the Purchaser that from and after the Closing no insurance coverage shall be provided under the Seller Policies to the Purchaser or the Company.

Section 7.6    Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, the Sellers and the Purchaser shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and the Sellers and the Purchaser shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne equally by the Parties, and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 7.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

Section 7.7    Casualty or Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Midstream System is damaged, destroyed or made unavailable or unusable for its intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Purchaser shall, subject to Section 8.1, nevertheless be required to close and Sellers shall, at Closing, pay to Purchaser all sums paid to Sellers by Third Parties by reason of such individual Casualty Loss and, to the extent necessary, shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Sellers’ rights, titles and interests (if any) in unpaid awards, condemnation payments and other rights and claims against Third Parties (other than Persons within the Seller Indemnified Parties) arising out of the Casualty Loss.

Section 7.8    Notification of Breaches.

(a)    Each Party will notify the other promptly and in reasonable detail after such first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. If prior to the Closing, a Party has actual knowledge that any representation or warranty of the other Party is untrue in a manner that causes such first Party’s obligation to Close pursuant to Section 8.1(a) or Section 8.2(a), as applicable, not to be satisfied but such first Party nevertheless elects to Close, then such first Party will be deemed to have waived such breaches of such representations and warranties with respect to its obligation to Close and shall not be entitled to make a claim under this Agreement with respect thereto.

(b)    If any of the Sellers’ or any of the Purchaser’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of the Sellers’ or the Purchaser’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.9    Amendment to Schedules. Prior to Closing, each Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 2 and Article 3 with respect to any matters discovered (if Sellers’ applicable representation or warranty is qualified by Sellers’ knowledge) or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in such Seller’s representations and warranties for purposes of such Seller’s indemnification obligations under Article 11. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to the Purchaser’s obligation to close the transaction pursuant to Section 8.1(a) has been satisfied; provided, however, if based solely on the matters relating to such supplements the Purchaser’s obligation to Close the transaction pursuant to Section 8.1(a) has not been satisfied but the Purchaser nevertheless elects to Close, Company will be deemed to have waived the matters relating to such supplements in regard to the Purchaser’s obligation to Close and shall not be entitled to make a claim under this Agreement with respect thereto.

Section 7.10    Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 7.11    Financing.

(a)    Purchaser shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “flex” provisions applicable thereto), including using commercially reasonable efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letter (including any flex terms in the Debt Commitment Letter) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that Purchaser would not have sufficient funds at Closing to pay all obligations of Purchaser hereunder or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (3) adversely affect in any material respect (x) the ability of Purchaser to enforce their rights against the other parties to the Debt Commitment Letter or (y) the ability of Purchaser to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), and (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to Purchaser’s Subsidiaries in such Debt Commitment Letter and the definitive agreements related thereto.

(b)    If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Purchaser shall use their commercially reasonable efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Company in the reasonable judgment of Company than the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that any such alternative financing will not, without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing. Without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not amend or modify the Debt Commitment Letter in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letter in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions described herein.

Section 7.12    Financing Cooperation.

(a)    Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 10.1), Sellers shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Purchaser such commercially reasonable cooperation as may be reasonably requested by Purchaser with respect to the Debt Financing. Such cooperation shall include:

(i)    participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Sellers, on the one hand, and the Financing Sources, and permitting the prospective lenders involved in the Debt Financing to conduct customary due diligence, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(ii)    providing information reasonably requested by Purchaser for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Sellers, its Affiliates or its or their securities or the Company for purposes of foreign, United States federal or state securities Laws;

(iii)    furnishing the Purchaser and its Financing Sources with the Required Information (as soon as reasonably practicable after the date hereof), in each case that is Compliant;

(iv)    providing reasonable access to Purchaser and its Representatives to all properties and assets of the Company, all during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements;

(v)    providing reasonable assistance to the Purchaser in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in Purchaser’s Debt Financing;

(vi)    providing reasonable assistance to the Purchaser in preparing (A) a description of the Company and the Units and “Management’s Discussion and Analysis” with respect to Company, (B) the pro forma financial information and (C) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Debt Financing;

(vii)    providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(viii)    obtaining and providing customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings and (y) accountants’ comfort letters and consents from T. J. Smith & Company, Inc., Weaver & Tidwell, L.L.P., PricewaterhouseCoopers LLP, RSM US LLP and Deloitte & Touche LLP, including issuing any customary representation letters in connection therewith to each such auditor in connection with the financing statements included in the Proxy Statement reasonably requested by Purchaser;

(ix)    facilitating Purchaser’s preparation of the documentation necessary to pledge and mortgage the Units or assets of the Company that will be collateral under the Debt Financing provided, that, (A) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Seller or any Affiliate thereof or any of their respective officers or employees involved;

(x)    furnishing prior to the Closing Date, upon the Purchaser’s prior written request at least seven (7) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

provided, that in no event shall any Seller or any Affiliate of any Seller be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with Section 7.12(b)), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of any Seller or its Affiliates.

(b)    Purchaser shall promptly, upon request by Sellers, reimburse Sellers for all documented out-of-pocket costs and expenses incurred by Sellers in connection with their cooperation contemplated by Section 7.12(a)(viii), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Sellers in connection with their cooperation contemplated by the other provisions of this Section 7.12. Except as expressly set forth in this Agreement, in no event will Sellers or their Affiliates or their Representatives have any liability of any kind or nature to Purchaser, Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 7.12. Without affecting Purchaser’s rights under this Agreement, Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Purchaser shall not be required to indemnify and hold harmless Sellers and their respective Representatives to the extent that such losses arise from or are related to information provided by any Seller or its Representatives to Purchaser in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.13    Preparation of Proxy Statement.

(a)    Sellers shall provide to Purchaser and its Affiliates (including Parent) as promptly as practicable all information concerning the Sellers, their Affiliates and the Company and the assets subject to the South Texas CA (including, for avoidance of doubt, the GulfTex Assets) and the Giddings PSA that may be required by the Federal Securities Laws for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”) or any other filing required to be made by Parent (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by Parent in connection with the Closing); provided, however, that Purchaser and its Affiliates (including Parent) shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) Purchaser obtains the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Parent’s Debt Financing.

(b)    Each of the Sellers and Purchaser shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement, any Offer Documents and any other filing required by the Federal Securities Laws to be filed by Parent in connection with the Transaction; provided, however, that Purchaser shall furnish such preliminary Proxy Statement, any other Offer Documents or such filing to the Sellers and give the Sellers and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement, Offer Documents or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the Sellers in connection therewith. Purchaser shall promptly notify the Sellers of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Sellers as promptly as reasonably practicable copies of all written correspondence between Purchaser or Parent or any representative of Purchaser or Parent and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Purchaser and the Sellers shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. Purchaser shall provide the Sellers and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions or changes suggested by the Sellers in connection therewith. The Sellers and Purchaser shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. If at any time prior to receipt of Stockholder Approval, any information in the Proxy Statement or Offer Documents should be discovered by the Sellers or Purchaser that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1    Purchaser’s Conditions to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver in writing by the Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)    Representations. The representations and warranties of the Sellers (i) set forth in Article 2 and Article 3 (other than Section 3.27 (Bankruptcy)) shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that individually or in the aggregate would not reasonably be expected to adversely affect the ability of the Sellers to consummate the transactions contemplated hereby or result in a Company Material Adverse Effect, and (ii) set forth in Section 3.27 (Bankruptcy) shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

(b)    Performance. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Sellers at or before the Closing Date shall have been duly and properly performed in all material respects.

(c)    HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

(d)    No Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e)    Casualty Loss. No Casualty Loss(es) shall have occurred that, individually or in the aggregate, would have a Company Material Adverse Effect.

(f)    Closing Deliverables. The Sellers shall have delivered (or be ready, willing, and able to deliver at Closing) to Purchaser the documents and other items required to be delivered by the Sellers under Section 9.2.

(g)    Stockholder Approval. The Stockholder Approval shall have been obtained.

(h)    South Texas CA. All of the conditions set forth in the South Texas CA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the South Texas CA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing and able to consummate the South Texas Transaction and the South Texas Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

Section 8.2    Sellers’ Conditions to Closing. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Sellers) on or prior to Closing of each of the following conditions precedent:

(a)    Representations. The representations and warranties of the Purchaser set forth in Article 5 shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    Performance. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by the Purchaser at or before the Closing Date shall have been duly and properly performed in all material respects.

(c)    HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

(d)    No Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e)    Closing Deliverables. The Purchaser shall have delivered (or be ready, willing, and able to deliver at Closing) to the Sellers the documents and other items required to be delivered by the Purchaser under Section 9.3.

(f)    South Texas CA. All of the conditions set forth in the South Texas CA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the South Texas CA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing and able to consummate the South Texas Transaction and the South Texas Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

ARTICLE 9

CLOSING

Section 9.1    Time and Place of Closing. Subject to the conditions stated in this Agreement, consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the office of GIBSON, DUNN & CRUTCHER, LLP, counsel to Sellers, located at 811 MAIN STREET, SUITE 3000, HOUSTON, TEXAS 77002, or such other place as mutually agreed upon by the Parties, on the date that is five (5) Business Days after all conditions in Article 8 to be satisfied at or prior to Closing have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article 8 having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article 10. The date on which the Closing actually occurs shall be the “Closing Date.”

Section 9.2    Obligations of the Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser of its obligations pursuant to Section 9.3, the Sellers shall deliver or cause to be delivered to the Purchaser, among other things, the following:

(a)    A certificate by an authorized officer of each Seller, dated as of the Closing, certifying on behalf of such Seller that (i) the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by the Purchaser, to the extent permitted by applicable Law, and (ii) as to the amount of the Subject Contributions contributed by or on behalf of such Seller and the amount of Subject Distributions distributed to such Seller (together, the “Sellers’ Officer Certificates”);

(b)    An affidavit, duly executed by each Seller (or, if such Seller is classified as an entity disregarded as separate from another Person, then by such Person) dated as of the Closing Date, in accordance with Section 1445(b)(2) of the Code (and consistent for such purpose with the form prescribed Treasury Regulation § 1.1445-2(b)(2)) and Section 1446(f) of the Code, certifying that such Seller or Person, as applicable, is not a “foreign person” for such purposes;

(c)    Executed resignation letters of (or resolutions removing) all representatives of the Sellers serving as officers, directors, board members or managing members of the Company from their respective positions with the Company;

(d)    Instruments of assignment and transfer, including the Transfer Agreement in the forms attached hereto as Exhibit B-1 and Exhibit B-2, as shall be necessary to transfer to the Purchaser all of the Sellers’ rights, titles and interests in and to the Units; and

(e)    All other certificates, documents, instruments and writings required to be delivered by the Sellers at the Closing pursuant to this Agreement.

Section 9.3    Deliveries by the Purchaser. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Sellers of their obligations pursuant to Section 9.2, the Purchaser shall deliver or cause to be delivered to the Sellers, among other things, the following:

(a)    A wire transfer of the Closing Payment, in immediately available funds, as set forth in Section 1.1;

(b)    A certificate by an authorized officer of the Purchaser, dated as of the Closing, certifying on behalf of the Purchaser that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by the Sellers, to the extent permitted by applicable Law (the “Purchaser’s Officer Certificate”);

(c)    Instruments of assignment and transfer, including the Transfer Agreement in the forms attached hereto as Exhibit B-1 and Exhibit B-2, as shall be necessary to transfer to the Purchaser all of the Sellers’ rights, titles and interests in and to the Units;

(d)    All other certificates, documents, instruments and writings required to be delivered by the Purchaser at the Closing pursuant to this Agreement; and

(e)    An amended and restated limited liability company agreement of the Company, dated as of the Closing Date, to effect the Purchaser’s admission as a member of the Company at the Closing (the “Amended and Restated LLC Agreement”).

ARTICLE 10

TERMINATION

Section 10.1    Termination. This Agreement may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a)    by the Sellers or the Purchaser if Closing shall not have occurred on or before October 31, 2018 (as may be extended in accordance herewith, the “End Date”); provided, however, that in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (but not beyond the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Purchaser in its sole discretion by providing written notice thereof to the Sellers at least one (1) Business Day prior to the End Date.

(b)    by the Sellers or the Purchaser if the South Texas CA has been validly terminated prior to consummation of the South Texas Transaction;

(c)    by the Sellers or the Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case by the terms of a final, non-appealable order;

(d)    by the Sellers or the Purchaser in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b) or Section 8.2(a) or Section 8.2(b), as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(e)    by the mutual prior written consent of the Sellers and the Purchaser;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) of this Section 10.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement, the South Texas CA at the time this Agreement would otherwise be terminated by such Party.

Section 10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the Confidentiality Agreement and the provisions of Section 7.4(c), Article 10, Article 12 (other than Section 12.15 and Section 12.16) and Appendix A, which shall continue in full force and effect) and the Sellers shall be free immediately to enjoy all rights of ownership of the Units, the Midstream Business and the other assets of the Company and to sell, transfer, encumber or otherwise dispose of the same to any party without any restriction under this Agreement; provided however that no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article 8.

ARTICLE 11

INDEMNIFICATION

Section 11.1    Indemnification.

(a)    Effective as of Closing, the Purchaser and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, and holds harmless the Sellers and their respective Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Seller Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from or related to:

(i)        any breach by the Purchaser of any of its covenants or agreements under this Agreement;

(ii)        any breach by the Purchaser of any of its representations or warranties contained in Article 5 and/or the Purchaser’s Officer Certificate; or

(iii)        the Purchaser’s ownership of the Units, regardless of whether such Liabilities arose prior to, on or after the Effective Time, or the Company’s ownership of the Midstream System, the Midstream System Interests or any other assets of the Midstream Business for Liabilities arising on or after the Closing Date (except to the extent Sellers have an indemnity obligation to the Purchaser Indemnified Parties with respect thereto).

(b)    Effective as of Closing, subject to the limitations set forth in Section 11.3 or otherwise in this Agreement, Sellers shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless the Purchaser and its Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Purchaser Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Purchaser Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(i)        any breach by the Sellers of any of their covenants or agreements under this Agreement;

(ii)        any breach by the Sellers of any of their representations or warranties contained in Article 2 or Article 3 and/or the Sellers’ Officer Certificates;

(iii)        any and all Retained Taxes for which Purchaser is obligated to indemnify, or make a capital contribution to, the Company;

(iv)        the litigation matters described in Schedule 3.7 to which Sellers are parties; or

(v)        in the case of EV XIV-A and EV XIV-WIC only, any Indebtedness of the Company existing at any time from and after the Effective Time until the Execution Date in an amount greater than that set forth on Schedule 3.22, the amount for which Sellers shall be responsible being equal to such excess Indebtedness multiplied by 0.35.

(c)    Notwithstanding anything to the contrary contained in this Agreement, this Section 11.1 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(a) or Section 9.3(b), as applicable. Except for the remedies contained in this Section 11.1 and Section 10.2, THE SELLERS AND THE PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS OR THEIR AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, LIABILITIES, LOSSES, COSTS, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) THE SELLERS’ OR THE COMPANY’S OWNERSHIP OF THE MIDSTREAM SYSTEM, THE MIDSTREAM SYSTEM INTERESTS OR ANY OTHER ASSETS OF THE MIDSTREAM BUSINESS OR THE OPERATION OF THE MIDSTREAM BUSINESS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE MIDSTREAM SYSTEM, THE MIDSTREAM SYSTEM INTERESTS OR ANY OTHER ASSETS OF THE MIDSTREAM BUSINESS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN THE SELLERS AND ANY PERSONS WHO ARE AFFILIATES OF THE SELLERS, AND RIGHTS UNDER INSURANCE MAINTAINED BY THE SELLERS OR ANY PERSON WHO IS AN AFFILIATE OF THE SELLERS, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON (BUT NOT SUCH RELEASED PERSON’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

(d)    The indemnity of each Party provided in this Section 11.1 shall be for the benefit of and extend to each Person included in the Seller Indemnified Parties and the Purchaser Indemnified Parties, as applicable; provided, however, that any claim for indemnity under this Section 11.1 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Party (including the Seller Indemnified Parties and the Purchaser Indemnified Parties) other than the Sellers and the Purchaser shall have any rights against either the Sellers or the Purchaser under the terms of this Section 11.1 except as may be exercised on its behalf by the Purchaser or the Sellers, as applicable, pursuant to this Section 11.1(d). Each of the Sellers and the Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

Section 11.2    Indemnification Actions. All claims for indemnification under Section 7.4(c), Section 11.1(a) or Section 11.1(b) shall be asserted and resolved as follows:

(a)    In General. For purposes of Section 7.4 and this Article 11, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 7.4(c), Section 11.1(a) or Section 11.1(b), and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Seller Indemnified Party or Purchaser Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by the Purchaser or the Sellers, as applicable, pursuant to Section 7.4(c), Section 11.1(a) or Section 11.1(b).

(b)    Claims Procedure. To make a claim for indemnification under Section 7.4(c), Section 11.1(a) or Section 11.1(b), an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.2(b), including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.2(b) shall not relieve the Indemnifying Party of its obligations under 7.4(c), Section 11.1(a) or Section 11.1(b) (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    Third Party Claims.

(i)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)    If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.2(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii)    If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d)    Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

Section 11.3    Limitation on Actions.

(a)    The representations and warranties of the Parties in Article 2, Article 3 and Article 5 and the covenants and agreements of the Parties in this Agreement that are to be performed prior to or at the Closing and the corresponding representations and warranties given in the Sellers’ Officer Certificates or the Purchaser’s Officer Certificate, as applicable, with respect to each of the foregoing shall survive the Closing for a period of twelve (12) months, except that (i) the representations and warranties in Section 2.1, Section 2.2, Section 2.4, Section 3.1, Section 3.2, Section 3.3, Section 3.11, Section 3.16, Section 3.22, Section 3.27 (collectively, the “Fundamental Representations”), Section 5.1, Section 5.2, Section 5.7, and Section 5.9 (and the corresponding representations and warranties given in the Sellers’ Officer Certificates or the Purchaser’s Officer Certificate, as applicable ) shall survive the Closing for a period of three (3) years, and (ii) the representations and warranties in Section 3.9 (and the corresponding representations and warranties given in the Sellers’ Officer Certificates) shall survive Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)    The indemnities in Section 11.1(a)(i), Section 11.1(a)(ii), Section 11.1(b)(i) and Section 11.1(b)(ii) shall terminate as of the termination date (if any) of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a Claim Notice for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnity in Section 11.1(b)(iii) shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after the expiration of the applicable statute of limitations. The indemnities in Section 11.1(b)(iv) and Section 11.1(b)(v) shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Closing Date. The indemnity in Section 11.1(a)(iii) shall continue without time limit.

(c)    Subject to Section 11.3(j), the Sellers shall not have any Liability for any indemnification under Section 11.1(b)(ii) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 11.1(b)(ii) that exceed the De Minimis Threshold exceeds two percent (2%) of the Purchase Price, after which point the Sellers shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed two percent (2%) of the Purchase Price; provided that the limitations on the Sellers’ Liability in this Section 11.3(c) shall not apply to the Sellers’ Liability for breaches of its Fundamental Representations, the representations and warranties in Section 3.9, and the corresponding representations and warranties in the Sellers’ Officer Certificates.

(d)    Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 11.3(j), the Sellers shall not be required to indemnify the Purchaser Indemnified Parties for aggregate Liabilities under Section 11.1(b)(ii) in excess of fifteen percent (15%) of the Purchase Price; provided that the limitations on the Sellers’ Liability in this Section 11.3(d) shall not apply to Sellers’ Liability for breaches of their Fundamental Representations, the representations and warranties in Section 3.9, and the corresponding representations and warranties in the Sellers’ Officer Certificates.

(e)    Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ aggregate Liabilities under this Agreement or otherwise shall not exceed the Purchase Price; provided that the limitation on Sellers’ Liability in this Section 11.3(e) shall not apply to Sellers’ Liability for any and all Retained Taxes.

(f)    The amount of any Liabilities for which an Indemnified Party is entitled to indemnity under this Agreement shall be reduced by the amount of any corresponding insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates).

(g)    In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

(h)    Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law.

(i)    For purposes of the indemnification obligations in this Article 11 only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty by Sellers, any materiality, material adverse effect, or Company Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(j)    The limitations on liability set forth in this Section 11.3(c) and (d) shall apply to any claim for indemnification resulting from a breach of the covenant contained in Section 7.12(a)(iii) as a result of the Required Information not satisfying clause (i) of the definition of “Compliant.”

Section 11.4    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.4(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THE PURCHASER AND THE SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

ARTICLE 12

MISCELLANEOUS

Section 12.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Section 12.2    Expenses. Except as otherwise specifically provided, all fees, costs, and expenses incurred by the Purchaser or the Sellers in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, at the Closing, Purchaser shall pay or cause to be paid the Sellers Transaction Expenses.

Section 12.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 12.4    Notice. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying Party and affirmatively acknowledged by the receiving Party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Sellers:

Philip Berry

Vice President – Business Development & Transactions

EnerVest, Ltd.

1001 Fannin, Ste. 800

Houston, Texas 77002

Email:    PBerry@EnerVest.net

With a copy to:

J. Andrew West

Vice President & General Counsel

EnerVest, Ltd.

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

If to Purchaser:

TPG Pace Energy Parent LLC

c/o TPG Pace Energy Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attn: Jerry Neugebauer

Email: GNeugebauer@tpg.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 12.4.

Section 12.5    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT THAT WITH RESPECT TO ISSUES RELATING TO THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN).

(b)    THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THE STOCKHOLDER APPROVAL AND THE STOCKHOLDERS MEETING IN ANY FORUM OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 12.5 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE FINANCING PERSONS, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS Section 12.5 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)    TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 12.5(b).

(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS AND DEBT FINANCING CONTEMPLATED HEREBY OR THEREBY.

Section 12.6    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, however, that any waiver of Section 12.10, Section 12.9, this Section 12.6, Section 12.5 and Section 12.14 (and any related definitions that would affect these sections) may not be given without the prior written consent of the Financing Sources if such waiver would adversely impact any Financing Person. No course of dealing on the part of the Sellers or the Purchaser or their respective officers, employees, agents or representatives and no failure by the Sellers or the Purchaser to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Sellers and the Purchaser under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 12.7    Assignment. This Agreement may not be assigned, in whole or in part, by either Party without prior written consent of the other Party; provided that Purchaser shall have the right to assign this Agreement, in whole or in part, to any Affiliate without the prior written consent of the Sellers. In the event the non-assigning Party consents to any such assignment, or the Purchaser assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

Section 12.8    Entire Agreement; Conflicts. THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE APPENDIX, EXHIBITS AND SCHEDULES ATTACHED HERETO AND THE CONFIDENTIALITY AGREEMENT, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT

MATTER HEREOF, AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLERS’ OFFICER CERTIFICATES, OR THE PURCHASER’S OFFICER CERTIFICATE, AND NEITHER THE SELLERS NOR THE PURCHASER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE APPENDICES, SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.8.

Section 12.9    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification; provided, however, (x) following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the shareholders of Parent without first obtaining such further approval and (y) Section 12.5, Section 12.6, this Section 12.9, Section 12.10 and Section 12.14 (and any related definitions that would affect these sections) may not be amended in a manner that adversely impacts any Financing Person without the prior written consent of the Financing Sources.

Section 12.10    No Third-Party Beneficiaries. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and the Purchaser and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources (and solely in the case of Section 12.5, this Section 12.10 and Section 12.14, the Financing Persons) shall be express third party beneficiaries of, and shall be entitled to enforce, Section 12.5, Section 12.6, Section 12.9, this Section 12.10 and Section 12.14.

Section 12.11    Construction. The Parties acknowledge that (a) the Sellers and the Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) the Sellers and the Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 12.12    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH THOSE DAMAGES PAYABLE TO THIRD PARTIES FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, NONE OF THE PURCHASER, THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF THE PURCHASER AND THE SELLERS, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13    Conspicuous. THE SELLERS AND THE PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 12.14    Lenders. Notwithstanding anything herein to the contrary, Sellers agree, on behalf of themselves and their respective former, current or future Affiliates, limited partners or other equityholders and Representatives (collectively, the “Seller Related Parties”) that neither the Sellers nor the Seller Related Parties shall have any claim against any Financing Person, nor shall any Financing Person have any liability whatsoever to any Seller Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Person.

Section 12.15    Time of Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Section 12.16    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 12.17    Books and Records. No later than fifteen (15) Business Days after the Closing Date, the Sellers shall make available to Purchaser for pickup from Sellers’ offices during normal business hours copies of (a) the Books and Records of the Company to the extent in the possession or control of the Sellers and (b) to the extent not restricted by confidentiality obligations, the Books and Records of the Sellers relating to the Midstream Business; provided, however, that to the extent the Books and Records of the Sellers relating to the Midstream Business are restricted by confidentiality obligations, the Sellers shall use commercially reasonable efforts to obtain the necessary consents to deliver such Books and Records.

Section 12.18    Schedules.

(a)    Any representation or warranty qualified to (i) the “knowledge of the Sellers” or “to Sellers’ knowledge” (whether or not capitalized) or with any similar knowledge qualification is limited to matters within the actual knowledge (after reasonable inquiry) of the individuals listed in Schedule 12.17(a)(i) and (ii) the “knowledge of the Purchaser” or “to Purchaser’s knowledge” (whether or not capitalized) or with any similar knowledge qualification is limited to matters within the actual knowledge (after reasonable inquiry) of the individuals listed in Schedule 12.17(a)(ii). For the purposes of the foregoing, in respect of the Sellers, “reasonable inquiry” shall mean the individuals listed in Schedule 12.17(a)(i) shall have presented the applicable representations and warranties to, and inquired as to the veracity thereof from, the Operator at least two (2) Business Days prior to the Execution Date.

(b)    Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Company Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Company Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule for information purposes only.

Section 12.19    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.20    Sellers’ Liability. Notwithstanding anything to the contrary, each Seller shall be jointly and severally liable for its obligations and liabilities under this Agreement.

Section 12.21    Sellers’ Representative. Notwithstanding anything to the contrary, each Seller hereby appoints EV XIV-A (“Sellers’ Representative”) to serve as its representative hereunder, and agrees that Sellers’ Representative shall be authorized on such Seller’s behalf and be responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed hereunder to the Seller, (b) receive all amounts payable hereunder to the Sellers, (c) make, on a joint basis, all elections that any Seller is entitled hereunder to make, and (d) otherwise perform (to the extent practicable) all of the administrative obligations hereunder of the Sellers. Moreover, Sellers’ Representative shall be responsible for disbursing to the other Sellers their respective proportionate shares of all amounts received hereunder by Sellers’ Representative on their behalf.

Section 12.22    Interpretation. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. “Made available to” or similar phrases mean that such information was uploaded to the Virtual Data Room at least two (2) Business Days prior to the Execution Date.

Section 12.23    Trust Account Waiver. The Sellers acknowledge that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Sellers further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Sellers hereby irrevocably waives any right, title, interest, or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts, or agreements with Parent and the Purchaser; provided, that (a) nothing herein shall serve to limit or prohibit the Sellers’ right to pursue a claim against the Purchaser pursuant to this Agreement for legal relief against monies or other assets of the Purchaser held outside the Trust Account or, subject to Section 12.16, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Sellers may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

Section 12.24    No Recourse.

(a)    Notwithstanding the fact that the Purchaser may be a partnership or limited liability company, the Sellers, by their acceptance of the benefits of this Agreement, covenant, agree and acknowledge that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than the Purchaser or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7 (and their respective successors and assigns, collectively, the “Purchaser Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of the Purchaser (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of the Purchaser (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case not including the Purchaser or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7 (each, but excluding for the avoidance of doubt, the Purchaser Recourse Parties, a “Purchaser Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of the Purchaser or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7 against the Purchaser Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Purchaser Party Affiliate, as such, for any obligations of the Purchaser (or any Affiliate of the Purchaser to whom this Agreement is validly assigned pursuant to Section 12.7) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations, or their creation.

(b)    Notwithstanding the fact that each Seller may be a partnership or limited liability company, the Purchaser, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than the Sellers (and their respective successors and assigns, collectively, the “Seller Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of any Seller (or any of the foregoing Persons successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of any Seller (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case not including any Seller (each, but excluding for the avoidance of doubt, the Seller Recourse Parties, a “Seller Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of any Seller against the Seller Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Seller Party Affiliate, as such, for any obligations of any Seller under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND XIV-WIC, L.P.

By:	EnerVest Holding XIV, LLC,
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Phillip B. Berry
Name:	Phillip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XIV-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Phillip B. Berry
Name:	Phillip B. Berry
Title:	Vice President – Business Development & Transactions

[Signature Page]

ENERVEST ENERGY INSTITUTIONAL FUND XIV-C, L.P.

By:	EnerVest Holding XIV, LLC,
its General Partner

By:	EnerVest, Ltd.,
its Sole Member

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Phillip B. Berry
Name:	Phillip B. Berry
Title:	Vice President – Business Development & Transactions

PURCHASER:
TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

[Signature Page]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN

MEMBERSHIP INTEREST PURCHASE AGREEMENT,

DATED AS OF THE EXECUTION DATE,

BY AND BETWEEN THE SELLERS AND THE PURCHASER

DEFINITIONS

“Act” has the meaning set forth in Section 5.4.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Adverse Effect on Financing” has the meaning set forth in Section 7.11(a).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation” has the meaning set forth in Section 1.3.

“Amended and Restated LLC Agreement” has the meaning set forth in Section 9.3(e).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010.

“Approved Budget” has the meaning set forth in Section 3.17(b).

“Available Cash” has the meaning set forth in the Company Agreement.

“Balance Sheet” has the meaning set forth in Section 3.4(a).

“Books and Records” means any and all of the books, records, contracts, agreements and files of a Person, existing on or after the date of this Agreement, including in the case of Sellers and the Company, regulatory submissions, performance tests, equipment data sheets, inspection reports, integrity inspections, cathodic protection surveys and similar writings, and all increases and additions thereto after the Closing Date, including computer records and electronic copies of such information (but excluding electronic mail and other computer-based communications), whether maintained by such Person or any of its respective Affiliates.

“Business Combination” has the meaning set forth in the South Texas CA.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Casualty Loss” has the meaning set forth in Section 7.7.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

Appendix A

“Claim Notice” has the meaning set forth in Section 11.2(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 1.1.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Agreement” means the Company Agreement of Ironwood Eagle Ford Midstream, LLC, adopted as of June 28, 2017.

“Company Books” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects, events, occurrences, developments, circumstances, changes or conditions, is, or would reasonably be expected to be materially adverse to the ownership, business, condition (financial or otherwise), operations, property or prospects of the Company taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest, or rates) in the industries in which the Company operates or in the United States economy generally, so long as such effects or changes do not disproportionately affect the Company; (c) acts of God, including hurricanes, storms, or other naturally occurring events; (d) acts or failures to act of Governmental Authorities; (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (f) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (g) a change in Laws and any interpretations thereof from and after the Execution Date; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of Hydrocarbons (as defined in the Giddings PSA); and (j) natural declines in well performance.

“Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (ii) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 13, 2017, between Parent and EnerVest, Ltd.

Appendix A-2

“Contract” has the meaning set forth in Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “Controls” and “Controlled by” (whether or not capitalized) and other derivatives shall be construed accordingly.

“Credit Support” has the meaning set forth in Section 3.21.

“Debt Commitment Letter” has the meaning set forth in the South Texas CA.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities contemplated thereby to be issued in lieu of the bridge facilities thereunder).

“De Minimis Threshold” has the meaning set forth in Section 11.3(c).

“Defensible Title” means such title to the Midstream System and the Midstream System Interests that is good, valid and marketable title, free and clear of liens, encumbrances, obligations or defects, other than, in each case, the Permitted Encumbrances.

“DOJ” has the meaning set forth in Section 7.6.

“Dollars” means United States Dollars.

“Drag-Along Right” means the right or option of any Person under any Contract, lease, Organizational Documents or other instrument binding on a Seller, any Affiliate of a Seller or the Units to require and cause a Person to directly or indirectly sell, transfer, dispose or assign any interest in any other Equity Interests in the Company.

“email” has the meaning set forth in Section 12.4.

“Employee Benefit Plan” means any “employee benefit plan”, as defined by Section 3(3) of ERISA and whether or not subject to ERISA, and any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, phantom stock, restricted stock, stock bonus, stock purchase, employee stock ownership, or other equity-based plan, arrangement or Contract, savings, employment, consulting, retention, change in control, severance, termination pay, supplemental unemployment, layoff, salary continuation, retirement, pension, profit-sharing, health (whether medical, vision, dental or other), life insurance, disability (long-term or short-term), accident, group or individual insurance, vacation, holiday, sick leave, paid-time off, cafeteria, fringe benefit, perquisite, welfare, and any other employee compensation or benefit plan, program, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), including any trust, escrow, funding arrangement or other agreement related thereto.

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2018.

“End Date” has the meaning set forth in Section 10.1(a).

Appendix A-3

“Environmental Defect” shall mean (a) a condition, event or circumstance that causes a Midstream System or Midstream System Interest (or the Company with respect to a Midstream System or Midstream System Interest) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to the Midstream System or Midstream System Interest or the operation thereof of any environmental pollution, contamination or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other pipeline, midstream or oilfield operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws.

“EV XIV-A” has the meaning set forth in the Preamble to this Agreement.

“EV XIV-A Units” has the meaning set forth in the Recitals to this Agreement.

“EV XIV-C” has the meaning set forth in the Preamble to this Agreement.

“EV XIV-WIC” has the meaning set forth in the Preamble to this Agreement.

“EV XIV-WIC Units” has the meaning set forth in the Recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

Appendix A-4

“Federal Securities Laws” shall have the meaning set forth in the South Texas CA.

“Financing Persons” shall mean the Financing Sources and any other potential or actual agents, underwriters, initial purchasers, lenders and investors for the Debt Financing, and in each case, any of their respective former, current or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing, and their respective successors and assigns.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Sources” shall the financial institutions party to the Debt Commitment Letter and their respective successors and assigns.

“FTC” has the meaning set forth in Section 7.6.

“Fundamental Representations” has the meaning set forth in Section 11.3(a).

“GAAP” means United States generally accepted accounting principles as in effect on the Execution Date.

“Giddings PSA” has the meaning set forth in the Recitals to this Agreement.

“Giddings Transaction” has the meaning set forth in the Recitals to this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Government Official” shall have the meaning set forth in Section 2.6.

“GulfTex Assets” shall mean those certain oil and gas assets and other related properties defined as the “Assets” in that certain Purchase and Sale Agreement dated February 2, 2018 by and among GulfTex Energy III, L.P., GulfTex Energy IV, L.P., EV XIV-A and EV XIV-WIC.

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“HSR Act” has the meaning set forth in Section 7.6.

Appendix A-5

“Income Tax” means any income, capital gains, franchise, and similar Taxes.

“Indebtedness” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” has the meaning set forth in Section 11.2(a).

“Indemnifying Party” has the meaning set forth in Section 11.2(a).

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by the Purchaser and reasonably acceptable to the Sellers.

“Laws” means all permits, statutes, laws, rules, regulations, ordinances, orders, codes, rulings, writs, injunctions, decrees, or other official acts of or by any Governmental Authorities.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

“Liens” has the meaning set forth in Section 2.4.

“Marketing Period” shall mean a 15 consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that Stockholder Approval has been obtained and the Required Information has been received; provided that (x) none of July 2, 2018 through and including July 6, 2018 shall constitute a Business Day for purposes of the Marketing Period and (y) such Marketing Period shall either end on or prior to August 17, 2018 or if such period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 (any such date encompassed by clause (x) or (y), a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i)    Sellers have publicly announced their intention to, or determine that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Parent (including a new unqualified audit opinion with respect to any restated financial statements);

Appendix A-6

(ii)    the applicable independent accountants of the Sellers shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Purchaser and such audit opinion has been delivered to Parent;

(iii)    the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such 15 consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Purchaser of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new 15 consecutive Business Day period to the extent such financial statements were included in a filing on such day; or

(iv)    any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Midstream Business” has the meaning set forth in the Recitals of this Agreement.

“Midstream System” means the physical gathering, processing, treating, compression, pumping, blending, storage, terminalling and transportation assets used in connection with and that comprise the Midstream Business, as more fully described in Exhibit A; together with all piping, valves, taps and side valves, regulators, meters, pumps, station piping and other equipment used for the gathering and treatment of gas, the gathering and stabilization of condensate and the compression of gas in the system described above.

“Midstream System Interests” means easements, rights-of-way, surface leases, fee interests, licenses, permits, property use rights, real property interests and other contract rights on which the Midstream System is currently located, or used or held for use in connection with the Midstream System, together with all assets described in the definition of Midstream System which, as opposed to being tangible personal property, are real property improvements to the properties described in this definition.

“Net Distribution Rights” has the meaning set forth in the Recitals of this Agreement.

Appendix A-7

“Offer Documents” shall have the meaning set forth in the South Texas CA.

“Organizational Documents” means, with respect -to any corporation, its charter, by-laws and any agreements with shareholders; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any trust, its declaration or agreement of trust; and with respect to each other Person, its comparable constitutional instruments or documents; together, in each case, with any and all amendments thereto and all material consents and other instruments delegating authority pursuant to such Organizational Documents.

“Operator” means Ironwood Midstream Energy Partners LLC, a Texas limited liability company, as Operator of Ironwood Eagle Ford Midstream, LLC, under that certain Operating Agreement, dated June 28, 2017.

“Order” or “order” means any judgment, order, consent order, injunction, decree, writ, permit, demand letter or license of any Governmental Authority or any arbitrator.

“other Party” shall mean (a) when used with respect to the Purchaser, the Sellers and (b) when used with respect to the Sellers, the Purchaser.

“Parent” has the meaning set forth in the South Texas CA.

“Party” and “Parties” has the meaning set forth in the Preamble of this Agreement.

“Patriot Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (a).

“Permitted Encumbrances” means any or all of the following:

(a)    liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and are set forth on Schedule 1.1 or are first contested after the Execution Date;

(b)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, vendor’s, carrier’s, warehousemen’s, workmen’s, construction and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and are set forth on Schedule 1.1 or are first contested after the Execution Date;

Appendix A-8

(c)    all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the transactions contemplated hereby;

(d)    easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations (including for purposes of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment) which do not prevent or materially adversely affect the ownership, operation or value of the Midstream System;

(e)    all rights reserved to or vested in any Governmental Authorities to control or regulate the Midstream System in any manner or to assess Tax with respect to the Midstream System, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;

(f)    any lien, charge or other encumbrance on or affecting the Midstream System which is (i) expressly waived, bonded or paid by Purchaser at or prior to Closing or which is discharged prior to Closing, or (ii) results from Sellers’ conduct of business in compliance with this Agreement;

(g)     the terms and conditions of the Contracts set forth in Schedule 3.10 or 3.18;

(h)     the litigation matters on Schedule 3.7, if any;

(i)    Preferential Purchase Rights, Specified Consent Requirements, Tag-Along Rights, and Drag-Along Rights, including those listed on Schedule 3.19;

(j)    zoning and planning ordinances and municipal regulations; and

(k)    any other liens, charges, encumbrances, defects or irregularities which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Midstream System subject thereto or affected thereby and (i) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating midstream properties in the region where the Midstream System is located.

“Permitted Liens” means any of the following matters:

(a)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, vendor’s, carrier’s, warehousemen’s, workmen’s, construction and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and are set forth on Schedule 1.1 or are first contested after the Execution Date;

Appendix A-9

(b)    any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by a Seller in good faith and are set forth on Schedule 1.1 or are first contested after the Execution Date;

(c)    any Liens or security interests created by applicable Law;

(d)    all Liens which individually or in the aggregate are not such as to unreasonably and materially interfere with or prevent any material operations by the Company;

(e)    rights reserved to or vested in any Governmental Authority to control or regulate any of the Company’s property; or

(f)    any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws or regulations; or

(g) the litigation matters set forth in Schedule 3.7, if any.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Preferential Right” means preferential rights to purchase or similar rights (including rights to purchase or similar rights arising in connection with change in control provisions) that may be triggered by the transactions contemplated hereunder.

“Proxy Statement” shall have the meaning set forth in the South Texas CA.

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.1(b).

“Purchaser Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition that, individually or in the aggregate with other effects, events, occurrences, developments, circumstances, changes or conditions, is, or would reasonably be expected to (y) be materially adverse to the ownership, business, condition (financial or otherwise), operations, property or prospects of the Purchaser taken as a whole or (z) result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Purchaser Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this

Appendix A-10

Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest, or rates) in the industries in which the Purchaser operates or in the United States economy generally, so long as such effects or changes do not disproportionately affect the Purchaser; (c) acts of God, including hurricanes, storms, or other naturally occurring events; (d) acts or failures to act of Governmental Authorities; (e civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (f) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (g) a change in Laws and any interpretations thereof from and after the Execution Date; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in the prices of Hydrocarbons (as defined in the Giddings PSA); and (j) natural declines in well performance.

“Purchaser Party Affiliate” has the meaning set forth in Section 12.24(a).

“Purchaser Recourse Parties” has the meaning set forth in Section 12.24(a).

“Purchaser’s Officer Certificate” has the meaning set forth in Section 9.3(b).

“Representatives” has the meaning set forth in Section 7.4.

“Required Information” shall mean (i) the Required Proxy Information, (ii) unaudited interim financial statements for each subsequent fiscal quarter after December 31, 2017 that ends at least 45 days before the Closing Date to the extent that such unaudited interim financial statements would be required to be set forth in a proxy statement pursuant to the age of financial statement requirements of Rule 3-12 under Regulation S-X, together with corresponding information in respect of the comparable period for the prior fiscal year, and (iii) such reasonable additional information for such updated periods as may be required to prepare pro forma financial statements and customary ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ disclosures related thereto.

“Required Proxy Information” shall have the meaning set forth in Section 7.13.

“Retained Taxes” means any and all Taxes imposed on the Company or for which the Company may otherwise be liable (a) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date; (b) of any affiliated, consolidated, combined or unitary group (or any member thereof, other than the Company) of which the Company (or any predecessor thereof) is or was a member with a Seller on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Laws; or (c) of any other Person for which the Company is or has been liable as a transferee or successor, by contract or otherwise.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

Appendix A-11

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Seller” and “Sellers” have the meaning set forth in the Preamble of this Agreement

“Seller Indemnified Parties” has the meaning set forth in Section 11.1(a).

“Seller Party Affiliate” has the meaning set forth in Section 12.24(b).

“Seller Policies” has the meaning set forth in Section 7.5.

“Seller Recourse Parties” has the meaning set forth in Section 12.24(b).

“Seller Related Parties” has the meaning set forth in Section 12.14.

“Sellers’ Officer Certificates” has the meaning set forth in Section 9.2(a).

“Sellers’ Representative” has the meaning set forth in Section 12.21.

“Sellers Transaction Expenses” means the reasonable and documented Third Party costs and expenses incurred and paid by Sellers in entering into this Agreement, and, except as set forth on Schedule 3.11, other than any costs and expenses payable to any investment bank.

“South Texas CA” has the meaning set forth in the Recitals of this Agreement.

“South Texas Transaction” has the meaning set forth in the Recitals of this Agreement.

“Specified Consent Requirement” means a requirement to obtain a Person’s prior consent to an assignment or transfer that (a) is triggered by the transactions contemplated hereunder and (b) provides that the failure to obtain such Consent would (i) cause the assignment to Purchaser of the Units (or portion thereof affected thereby) to be void or voidable, (ii) give rise to the right to terminate, or result in the termination of, all or any part of the Midstream System Interests under the express terms thereof, or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to Purchaser after Closing.

“Stockholder Approval” has the meaning set forth in the South Texas CA.

“Stockholders Meeting” has the meaning set forth in the South Texas CA.

Appendix A-12

“Straddle Period” means any Taxable period beginning on or before and ending after the Closing Date. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending before the Closing Date shall be: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (i) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company (and each partnership in which the Company is a partner) ended immediately before the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending immediately before the Closing Date and the period beginning on and including the Closing Date in proportion to the number of days in each period; and (b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending immediately before the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Subject Contributions” has the meaning set forth in Section 1.2.

“Subject Distributions” has the meaning set forth in Section 1.2.

“Tag-Along Right” means the right or option of any Person under any Contract, lease, Organizational Document or other instrument binding on a Seller, any Affiliate of a Seller or the Units to require and cause a Seller, any Affiliate of a Seller or the Purchaser to purchase, acquire and receive an assignment of any other Equity Interests in the Company.

“Tax” or “Taxes” (and, with correlative meaning “Taxable” and “Taxing”) means (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above; and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any schedule or attachment thereto and any amendment thereof.

Appendix A-13

“Terminable Breach” has the meaning set forth in Section 10.1(d).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 11.2(b).

“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.

“Transfer Agreement” means the agreement for the transfer of the Units in the forms attached as Exhibit B-1 and Exhibit B-2.

“Transfer Taxes” has the meaning set forth in Section 6.1.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Trust Account” has the meaning set forth in that Investment Management Trust Agreement, dated as of May 4, 2017 by and between Parent and Continental Stock Transfer & Trust Company.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Units Purchase” has the meaning set forth in Section 1.1.

“Virtual Data Room” means the following sites: (i) that certain file transfer protocol website maintained by or on behalf of the Sellers, located at http://files.enervest.net, and (ii) that certain Box.com site provided by Purchaser to the Sellers.

“Willful and Material Breach” means a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

Appendix A-14